722 Burleson Street Corpus Christi Texas 78402	Phone: 361/883-5591 Fax: 361/883-7619 www.torminerals.com

EXHIBIT 99.1

TOR Minerals International Reports Fourth Quarter and Year-end 2016 Financial Results

CORPUS CHRISTI, Texas, February 23, 2017 – TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the fourth quarter and year-ended December 31, 2016.

Full-year 2016 summary

  2016 net sales increased 3.8% to $38.5 million
  2016 net income of $444,000, versus 2015 net loss of $6.4 Million
  2016 earnings per diluted share of $0.13 per share, versus 2015 net loss per share of ($2.11)
  2016 cash flow from operations of $4.8 million, versus 2015 cash flow from operations of $3.5 million

Annual Sales Comparison by Product Group (in 000's)	2016	2015	% Change 2016 vs. 2015
Specialty Aluminas	$21,166	$16,781	26%
Barium Sulfate and Other Products	8,542	9,154	-7%
TiO2 Pigments	8,748	11,124	-21%
Total	$38,456	$37,059	3.8%

During 2016, net sales increased 3.8 percent, as a 26 percent increase in specialty alumina sales was partially offset by decreased sales from TiO2 pigments and Barium Sulfate and Other products.  The increase in specialty alumina sales was due to strong growth to both existing and new customers in the U.S. and Europe, as well as increased volumes from a significant U.S. customer. The 21 percent decrease in TiO2 pigment sales was primarily due to lower unit volumes and lower average selling prices.  The seven percent decrease in Barium Sulfate and Other products was primarily related to decrease in sales of Other products.

Year-over-year profitability comparisons during 2016 were made difficult due to significant non-cash charges during the fourth quarter of 2015 primarily related to the strategic decision to close the SR plant at our Asian operation.  During 2016, gross margin increased 8.1 percentage points to 13.2 percent of sales.  The improvement in gross margin was related to our improved cost structure resulting from the 2015 shut down of the SR plant, as well as improved efficiencies at TPT primarily related to the 2015 plant expansion.  During 2016, SG&A expenses were $4.4 million, versus $4.7 million during 2015.  The decrease in SG&A expenses was due to the collection of a customer account that was previously deemed uncollectable, which was partially offset by increases in sales commissions and salaries and benefits.   During 2016, net income was $444,000 million, or $0.13 per diluted share, as compared to a net loss of ($6.4 million), or a loss of ($2.11) per diluted share, during 2015.

“During 2016, strong performance in our specialty alumina business more than made up for weakness in TiO2 market conditions, putting total revenue back on a growth trajectory.  In addition, incremental contribution from our alumina business, as well as strategic initiatives to improve the production efficiencies of our TiO2 business, resulted in significant improvements in profitability,” commented Dr. Olaf Karasch, Chief Executive Officer. “Strategic initiatives also resulted in significant cash flows and balance sheet improvements.  We ended the year with $3.7 million in cash, while reducing our debt by $1.9 million to $3.9 million.”

Fourth quarter summary

  4Q16 net sales increased 13% to $9.0 million
  4Q16 net loss of ($178,000), versus 4Q15 net loss of ($5.9 million)
  4Q16 loss per share of ($0.05), versus 4Q15 net loss per share of ($1.97)

Quarterly Sales Comparison by Product Group (in 000's)	4Q16	4Q15	% Change
Specialty Aluminas	$5,454	$3,830	42.4%
Barium Sulfate and Other Products	1,751	1,978	-11%
TiO2 Pigments	1,793	2,185	-18%
Total	$8,998	$7,993	13%

During the fourth quarter, net sales increased by 13 percent to $9.0 million, as a 42 percent increase in specialty alumina sales was partially offset by an 11 percent decrease in Barium Sulfate sales and an 18 percent decrease in TiO2 pigments sales.

During the fourth quarter, gross margin was $1.0 million, as compared to ($1.1 million) last year, which included an inventory adjustment that negatively affected margin by $1.7 million.  During the fourth quarter, operating expenses decreased 17 percent to $1.2 million.  During the fourth quarter, net loss was ($178,000), or ($0.05) per diluted share, as compared to net loss of ($5.9 million), or ($1.97) per diluted share, during the same period a year ago.

“We have implemented several strategic initiatives to diversify our revenue base, lower our cost structure and improve returns.  As a result, we have demonstrated significant improvement in financial performance during 2016, restoring both top line growth and profitability to the business,” said Dr. Karasch.  “While we continuously work to improve our cost position, due to the success of our key strategic initiatives, we can now spend more time focusing on top-line growth.  Combined with improving market conditions, we believe that we are well positioned to deliver double digit top line growth in each of our product groups for the next several years, as well as further improve profitability and returns for our shareholders.”

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 23, 2017, to further discuss fourth quarter and full year results. The call will be simultaneously webcast, and can be accessed via the Investors section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
NET SALES	$8,998	$7,993	$38,456	$37,059
Cost of sales	7,982	9,075	33,361	35,183
GROSS MARGIN	1,016	(1,082)	5,095	1,876
Technical services and research and development	53	35	199	178
General, administrative and selling expenses	1,182	1,447	4,154	4,481
(Gain) Loss on disposal of assets	(1)	-	2	-
Loss on impairment of assets	-	2,912	-	2,950
OPERATING (LOSS) INCOME	(218)	(5,476)	740	(5,733)
OTHER INCOME (EXPENSE):
Interest expense, net	(37)	(31)	(177)	(208)
Gain (loss) on foreign currency exchange rate	9	(3)	(50)	(137)
Other income, net	10	6	38	24
Total Other Expense	(18)	(28)	(189)	(321)
(LOSS) INCOME BEFORE INCOME TAX	(236)	(5,504)	551	(6,054)
Income tax (benefit) expense	(58)	442	107	310
NET (LOSS) INCOME	$(178)	$(5,946)	$444	$(6,364)

(Loss) Income per common share:
Basic	$(0.05)	$(1.97)	$0.13	$(2.11)
Diluted	$(0.05)	$(1.97)	$0.13	$(2.11)

Weighted average common shares outstanding:
Basic	3,542	3,014	3,376	3,014
Diluted	3,542	3,014	3,454	3,014

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,716	$813
Trade accounts receivable, net	3,557	3,534
Inventories, net	11,776	13,988
Other current assets	742	878
Total current assets	19,791	19,213
PROPERTY, PLANT AND EQUIPMENT, net	15,907	17,472
DEFERRED TAX ASSET, foreign	27	19
OTHER ASSETS	4	4
Total Assets	$35,729	$36,708

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,122	$2,432
Accrued expenses	1,136	1,007
Notes payable under lines of credit	-	179
Export credit refinancing facility	206	1,108
Current maturities of long-term debt – financial institutions	1,142	1,485
Total current liabilities	4,606	6,211
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,725	3,479
DEFERRED TAX LIABILITY, domestic	127	262
Total liabilities	7,458	9,952
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,542 shares issued and outstanding at December 31, 2016 and 3,014 at December 31, 2015	4,426	3,767
Additional paid-in capital	30,544	29,636
Accumulated deficit	(4,821)	(5,265)
Accumulated other comprehensive loss	(1,878)	(1,382)
Total shareholders' equity	28,271	26,756
Total Liabilities and Shareholders' Equity	$35,729	$36,708

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$444	$(6,364)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,561	2,863
Inventory impairment	-	1,749
Loss on impairment of assets	-	2,950
Loss on disposal of assets	2	-
Share-based compensation	170	133
Deferred income tax (benefit) expense	(144)	378
(Recovery of) provision for bad debts	(237)	297
Changes in working capital:
Trade accounts receivables	182	861
Inventories	1,937	2,246
Other current assets	114	(157)
Accounts payable and accrued expenses	(197)	(1,457)
Net cash provided by operating activities	4,832	3,499

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,203)	(5,662)
Proceeds from sales of property, plant and equipment	2	18
Net cash used in investing activities	(1,201)	(5,644)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	82	6,578
Payments on lines of credit	(254)	(7,349)
Proceeds from export credit refinancing facility	1,705	4,220
Payments on export credit refinancing facility	(2,560)	(5,194)
Proceeds from long-term bank debt	-	3,641
Payments on long-term bank debt	(931)	(1,032)
Proceeds from the issuance of common stock through exercise of warrants	1,397	-
Net cash (used in) provided by financing activities	(561)	864
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(167)	(563)
Net increase (decrease) in cash and cash equivalents	2,903	(1,844)
Cash and cash equivalents at beginning of year	813	2,657
Cash and cash equivalents at end of year	$3,716	$813

Supplemental cash flow disclosures:
Interest paid	$147	$134
Income taxes paid	$95	$386

Non-cash investing activities:
Capital expenditures financed through accounts payable and accrued expenses	$96	$355